CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Systems & Computer Technology Corporation 1994 Long-Term Incentive Plan and Systems & Computer Technology Corporation 1994 Non-Employee Director Stock Option Plan of our reports dated October 21, 1994, with respect to the consolidated financial statements of Systems & Computer Technology Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1994 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


  /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
June 26, 1995